Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-23087, 333-251295, 333-256612, 333-263906, 333-265298, and 333-270669 on Form S-8 of our report dated March 19, 2024, relating to the consolidated financial statements of Aterian, Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, New York

March 19, 2024